UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 15, 2022 (August 11, 2022)

CRANE HOLDINGS, CO.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

Delaware	1-1657	88-0706021
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 First Stamford Place Stamford CT	06902
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 203-363-7300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $1.00	CR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01	Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On August 12, 2022, Crane Holdings, Co. (the “Company”), Crane Company, a wholly-owned subsidiary of the Company (the “Seller”), and Redco Corporation (“Redco”), a wholly-owned subsidiary of the Seller that holds liabilities, including asbestos liabilities and related insurance assets, entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Spruce Lake Liability Management Holdco LLC (the “Buyer”), a long-term liability management company specializing in the acquisition and management of legacy corporate liabilities.

Pursuant to the terms set forth in the Purchase Agreement, the Seller transferred to the Buyer all of the issued and outstanding shares of Redco (the “Sale”) on August 12, 2022. In connection with, and immediately prior to the completion of, the Sale, the Seller contributed approximately $550 million in cash to Redco. Concurrently with the completion of the Sale, the Buyer contributed $83 million in cash to Redco. Redco has agreed to indemnify the Seller and its affiliates for all claims arising out of asbestos liabilities, and the Seller has agreed to indemnify Redco for all other historical liabilities of Redco, which include certain potential environmental liabilities. These indemnification obligations are not subject to any cap or time limitation. In connection with the Sale, the board of directors of the Company received a solvency opinion from an independent advisory firm that Redco is solvent and adequately capitalized immediately after and giving effect to the Sale and on a pro forma basis. The Purchase Agreement contains customary representations and warranties with respect to Redco, the Seller and the Buyer. Pursuant to the terms of the Purchase Agreement, the Seller and the Buyer will each indemnify the other for breaches of representations and warranties and breaches of covenants, subject to certain limitations as set forth in the Purchase Agreement.

The Company has guaranteed the full payment and performance of the Seller’s indemnification obligations under the Purchase Agreement. As previously announced, the Company is evaluating a potential transaction pursuant to which, among other things, shares of the Seller would be distributed to the Company’s stockholders. Upon consummation of such distribution, the Company will be released from its guarantee of the Seller’s indemnification obligations under the Purchase Agreement.

As a result of the Sale, the Company will remove all asbestos obligations and liabilities, related insurance assets and associated deferred tax assets from the Company’s consolidated balance sheet. The Sale will result in an estimated one-time after-tax loss of approximately $170 million that will be recorded in the third quarter of 2022 and will be excluded from adjusted earnings per share.

The foregoing description of the Purchase Agreement and the Sale does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated into this Item 1.01 by reference.

A copy of the Purchase Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the parties. In particular, the Purchase Agreement contains representations, warranties and covenants that were made as of specific dates and only for the benefit of the parties to the Purchase Agreement and are qualified by information included in confidential disclosure schedules. Moreover, certain representations, warranties and covenants in the Purchase Agreement were made for the purpose of allocating risk between the parties rather than establishing matters as facts. Accordingly, the representations, warranties and covenants in the Purchase Agreement should not be relied upon as characterizations of the actual state of facts about the parties to the agreement.

364-Day Credit Agreement

On August 11, 2022, the Company entered into a new senior unsecured 364-day credit facility (the “364-Day Credit Agreement”), by and among the Company, as borrower, the financial institutions party thereto as lenders and JPMorgan Chase Bank, N.A., as administrative agent. Following entry into the 364-Day Credit Agreement, on August 11, 2022, the Company borrowed term loans denominated in U.S. dollars (the “Term Loans”) in an aggregate principal amount of $400 million under the 364-Day Credit Agreement.

Interest on the Term Loans accrues at a rate per annum equal to, at the Company’s option, (a) a base rate (determined in a customary manner), plus a margin of 0.25% or 0.50% that is determined based upon the ratings by S&P and Moody’s of the Company’s senior unsecured long-term debt (the “Index Debt Rating”) or (b) an adjusted Term SOFR (determined in a customary manner) for an interest period to be selected by the Company, plus a margin of 1.25% or 1.50% that is determined based upon the Index Debt Rating. The 364-Day Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including (i) limitations on the ability of the Company’s subsidiaries to incur indebtedness and (ii) restrictions on the Company and its subsidiaries with respect to liens, mergers, consolidations, liquidations and dissolutions, sales of all or substantially all assets and transactions with affiliates. The Company must also maintain a debt to capitalization ratio not to exceed 0.65 to 1.00 at all times. The 364-Day Credit Agreement also provides for customary events of default, including failure to pay principal, interest or fees when due, failure to comply with covenants, any representation or warranty made by the Company or any of its material subsidiaries being false in any material respect, default under certain other material indebtedness, certain insolvency or receivership events affecting the Company and its material subsidiaries, certain ERISA events, material judgments and a change in control of the Company, in each case, subject to thresholds and cure periods where customary. The 364-day Credit Agreement permits the Company to undertake the potential transaction previously announced by the Company, pursuant to which all of the Company’s businesses (other than its Payment & Merchandising Technology segment), would be separated from the Payment & Merchandising Technology segment of the Company, and distributed to the Company’s stockholders.

The foregoing description of the 364-Day Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the 364-Day Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated into this Item 1.01 by reference.

ITEM 2.01.	Completion of Acquisition or Disposition of Assets.

The information set forth under the section entitled “Stock Purchase Agreement” in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.01 by reference.

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under the section entitled “364-Day Credit Agreement” in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

ITEM 8.01.	Other Events.

On August 15, 2022, the Company issued a press release announcing the transactions contemplated by the Purchase Agreement, a copy of which is filed as Exhibit 99.1 hereto.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

2.1+	Stock Purchase Agreement, dated as of August 12, 2022, by and among Crane Holdings, Co., Crane Company, Redco Corporation and Spruce Lake Liability Management Holdco LLC

10.1	364-Day Credit Agreement, dated as of August 11, 2022, by and among Crane Holdings, Co., as borrower, the financial institutions party thereto, as lenders, and JPMorgan Chase Bank, N.A., as administrative agent

99.1	Press Release dated August 15, 2022, issued by Crane Holdings, Co.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+

Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the U.S. Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRANE HOLDINGS, CO.

August 15, 2022

	By:	/s/ Anthony M. D’Iorio
	Name:	Anthony M. D’Iorio
	Title:	Senior Vice President, General Counsel and Secretary

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